Exhibit 10.49

[Letterhead of FormFactor, Inc.]

November 17, 2004

Joseph R. Bronson
6838 Rockview Ct.
San Jose, Ca. 95120

Dear Joe,

     We welcome the opportunity to offer you a salaried, exempt position with FormFactor, Inc. (the “Company”) as President and a member of the Office of the CEO, starting Wednesday, November 17, 2004. We look forward to having you join us at this exciting time for the Company.

     In your capacity as President, you will report to Igor Khandros, Chief Executive Officer, and will receive an annual salary of $300,000, which will be paid bi-weekly in accordance with, and subject to, the Company’s normal payroll procedures. You will also be eligible to participate in the annual Key Management Bonus Plan at a target rate of 100% of your earned annual salary. This bonus is conditioned upon the company’s performance and your individual achievement of objectives, and will be prorated based upon your start date through the end of the fiscal year.

     The Company will pay you a $20,000 bonus, which you will receive as a separate check included with your first paycheck. This number is a gross dollar figure. Please be aware you will be responsible for all personal income taxes related to this sign-on bonus. We advise that you consult your tax consultant on this matter.

     The Company will pay you a $3,000 per month housing allowance beginning when you start incurring expenses for housing in the local area and will continue as long as the housing expenses are incurred.

     As long as you remain a regular full-time employee of the Company, you are eligible to receive certain employee benefits that are offered to our regular full-time employees, which may from time to time change at the Company’s discretion. These currently include:

-	Medical, Dental and Vision Insurance Benefits

-	Short-Term and Long-Term Disability Insurance Coverage

-	Group Life Insurance

-	Paid Time-Off

-	401k Plan with Company Match

-	Section 125 Flex Spending Plan

-	Employee Assistance Program

-	Employee Stock Purchase Plan

     Coverage for the above-mentioned medical, dental, vision, disability and life insurance benefits begin on your date of hire. Dependent coverage is also available through this plan. Employee and dependent contributions to the plan are outlined in our employee benefits guide (“Benefactor”).

     You will be entitled to fifteen days (15) of paid time-off annually. Paid time-off will accrue at the rate of 4.62 hours per pay period starting from your first day of employment. Paid time-off may be used for vacation or sick leave.

Employment Offer Letter
Joseph R. Bronson
November 17, 2004

     Following your employment commencement date, you will be granted a stock option, entitling you to purchase 200,000 shares of common stock of the Company. The exercise price of your option will be set at the fair market value of the Company’s common stock as determined by the closing price on the Nasdaq National Market on the date of grant, which will be your date of hire. The “Vesting Commencement Date” will also be your date of hire. The option shall be subject to the terms and conditions of the Company’s 2002 Equity Incentive Plan. The option vests over a four-year period. On the first anniversary of the Vesting Commencement Date, the option shall be vested as to twenty-five percent (25%) of the shares covered by the option. The remaining Shares subject to the option shall then vest on a monthly basis commencing one year after the Vesting Commencement Date in increments of 1/36 of the remaining shares subject to the option.

You will also be granted under the Plan, as of the date you commence employment with the Company, restricted stock units (“RSUs”) which represent the right to receive 38,432 shares of Company stock upon vesting. The RSUs shall vest in four equal installments on January 1 of each of 2006, 2007, 2008 and 2009.

Your agreement to accept this offer is contingent upon your ability to show proof of your legal right to work for the Company in the United States.

     You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. The Compensation Committee of the Board of Directors has decided to implement a change of control arrangement for the Executive Officers of the Company. As President, you will be entitled to receive the benefits of this change of control arrangement, which will be finalized on or about December 8, 2004.

     I have enclosed our standard Agreement Regarding Employment, Confidential Information, Invention Assignment, and Arbitration as a condition of your employment. We will not be able to commence your employment until we have received a signed copy of this document. If you accept this offer, please return a signed copy to me. That Agreement requires, among other things, that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by final and binding arbitration conducted by the American Arbitration Association in Alameda County, California. However, the parties shall continue to have the right to seek judicial relief in the form of injunctive and/or equitable relief, including but not limited to relief for threatened or actual misappropriation of trade secrets or other unfair competition.

     Additionally, you will be required to comply at all times with the Company’s various rules, policies and procedures, including those set forth in our Employee Handbook, our Statement of Corporate Code of Business Conduct (“Corporate Code”), and our Statement of Policy regarding Insider Trading (“Insider Trading Policy”). Copies of these three documents, and all our policies and procedures will be available in hard copy and on Zunou - our internal intranet site. Within 30 days of the commencement of your employment, you will be required to provide the Company with signed acknowledgements relating to the Employee Handbook, the Corporate Code and the Insider Trading Policy. You should understand that, while referenced in this offer letter, the Company rules, policies and procedures are not incorporated by reference into this offer letter, and they can be changed, replaced or withdrawn at any time at the discretion of the Company.

     To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This offer, if not accepted, will expire ten (10) days from the offer date. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior

Employment Offer Letter
Joseph R. Bronson
November 17, 2004

representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

     Joe, we look forward to your favorable reply and to a productive, fun and exciting working relationship.

Sincerely,
FormFactor, Inc.

/s/ IGOR Y. KHANDROS

Igor Khandros
CEO
FormFactor, Inc

ACCEPTED AND AGREED TO this 17th day of November, 2004

/s/ JOSEPH R. BRONSON

Joseph R. Bronson